EXHIBIT 99.B15(1)

                        FORM OF ADMINISTRATION AGREEMENT

                         NATIONS INSTITUTIONAL RESERVES

                                 MARSICO SHARES

Ladies and Gentlemen:

        We wish to enter into this Administration Agreement ("Agreement") with you concerning the provision of administrative support services to broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Marsico Shares ("Servicing Agents") in one or more of the portfolios (collectively, the "Funds") listed on Schedule I, as such Schedule may be amended from time to time, of Nations Institutional Reserves ("Reserves"), an open-end management investment company in the Nations Fund Family of Funds ("Nations Fund"). The Marsico Shares of the Funds listed on
Schedule I are collectively referred to herein as "Shares." The terms and conditions of this Agreement are as follows:

        1.   Provision of Services.

(a) You agree to provide from time to time some or all of the following administrative support services to Servicing Agents1 (i) processing purchase and redemption requests for Shares from Servicing Agents and transmitting promptly net purchase and redemption orders to our distributor or transfer agent; (ii) providing information periodically to Servicing Agents showing their customers' positions in Shares; (iii) providing sub-accounting with respect to Shares beneficially owned by customers of Servicing Agents or the information to us necessary for sub-accounting; (iv) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Servicing Agents; (v) forwarding to Servicing Agents proxy statements and proxies; (vi) preparing annual, semi-annual and other similar reports relating to the Marsico Shares; and (vii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

           (b) All services rendered hereunder by you shall be performed in a professional, competent and timely manner.

           (c) You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the administrative support services contemplated hereby. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.
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        Services may be modified or omitted in the particular case and items relettered or renumbered.



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           (d) By your written acceptance of this Agreement, you represent, warrant and agree that in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by us.

        2.   Adherence to Applicable Law.
             ----------------------------

        You will perform only those activities which are consistent with statutes and regulations applicable to you. You will act solely as agent or, upon the order of Servicing Agents.

        3.   Representations Regarding Nations Fund and Shares.
             --------------------------------------------------

        Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information, as amended or supplemented from time to time, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by our distributor or us in writing.

        4.   Status of Administration Agent.
             -------------------------------

           (a) For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect, except as expressly provided herein.

           (b) We may, in our discretion and without notice, suspend or withdraw the sale of Shares of any and all Funds, including the sale of Shares to you for the account of any customer or customers of Servicing Agents.

        5.   Indemnification.

        By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Servicing Agents.

        6.   Compensation.
             -------------

           (a) In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee as described in the applicable then current prospectuses for the Shares. The fee rate payable to you may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

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           (b) Compensation payable under this Agreement is subject to, among other things, the National Association of Securities Dealers, Inc. ("NASD") Conduct Rules governing receipt by NASD members of service fees from registered investment companies.

        7.   Agreement Not Exclusive.
             ------------------------

        We may enter into other similar Agreements with any other person or persons without your consent.

        8.   Effective Date and Termination.
             -------------------------------

           (a) This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee and continues in effect until terminated.

           (b) This Agreement is terminable with respect to any series of Shares, without penalty, at any time by us (which termination may be by a vote of a majority of the disinterested Trustees of Reserves) or by you upon written notice to the other party hereto.

        9.   Communications.
             ---------------

        All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

        10.  Governing Law.
             --------------

     This Agreement will be construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.


        If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the following address: 111 Center Street, Little Rock, AR; Fax No.
(501) 377-2331; Attention: Mr. Richard H. Blank, Jr.

                                                   Very truly yours,


                                                 NATIONS INSTITUTIONAL RESERVES


Date: ____________________                         By: ______________________
                                                   Name: ____________________
                                                   Title: ___________________





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                                   SCHEDULE I


Nations Cash Reserves


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